Exhibit 99.1

RE:	MHI Hospitality Corporation 814 Capitol Landing Road Williamsburg, VA 23185 (757) 229-5648 TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
Bill Zaiser	Georganne Palffy
Chief Financial Officer	General Information
(301) 220-5405	(312) 640-6768

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 10, 2006

MHI HOSPITALITY CORPORATION REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER 2006

Williamsburg, VA – May 10, 2006 – MHI Hospitality Corporation (AMEX: MDH), (the “company”) a self-advised lodging real estate investment trust (REIT), today reported its consolidated results for the first quarter ended March 31, 2006.

Andrew M. Sims, president and CEO of MHI Hospitality Corporation, commented, “We continue to see strong operational performance resulting from our renovations and acquisitions, demonstrated by a 14.6 percent increase in RevPAR over the first quarter in 2005 due primarily to a 19.5 percent growth in the ADR. We are very pleased with the strong 75 percent growth in FFO for the quarter, due in large measure to the significant rise in total revenue. The markets we are in continue to benefit from solid demand in the lodging industry. We anticipate sustained internal growth for the remainder of this year and will continue to pursue attractive acquisition opportunities.”

Operating Results

For the quarter ended March 31, 2006, the company reported consolidated total revenue of $15.9 million as compared to $11.5 million in the first quarter of 2005, an increase of 38.3%. Consolidated net income was approximately $140,000, or $0.02 per share, versus a consolidated net loss of approximately $28,000 in the comparable period of 2005. Funds from operations, or FFO, defined as net income excluding extraordinary items, depreciation and minority interest was $1.46 million or $0.14 per share for the quarter, a 75 percent increase over the $0.08 per share reported in the first quarter of 2005.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. Management believes FFO is a key measure of a REIT’s

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performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of our operating performance. A reconciliation of this non-GAAP financial measure is included in the accompanying financial tables.

Hotel Operating Performance

Included in the following table are the key operating statistics for the company’s seven properties for the quarter ended March 31, 2006. The statistics for the quarter ended March 31, 2005 reflect the operating performance of six properties, as the company did not acquire the Jacksonville Riverfront Crowne Plaza until the third quarter of 2005.

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005	Variance
Occupancy %	64.1%	66.8%	(4.1)%
Average Daily Rate (“ADR”)	$110.19	$92.20	19.5%
Revenue per Available Room (“RevPAR”)	$70.59	$61.59	14.6%

The company had a positive first quarter reflecting strong demand in the market and continued lodging recovery. Occupancy decreased 4.1 percent and RevPAR increased 14.6 percent to $70.59, driven by a 19.5 percent increase in ADR. The largest ADR increase of 31.5% occurred in Laurel where the renovation and rebranding to a Holiday Inn produced substantial benefits.

Balance Sheet/Liquidity

At March 31, 2006, the company had $4.9 million of available cash and cash equivalents, approximately $3.7 million of which is reserved for capital improvements and certain other expenses. The company has $6.2 million outstanding of its $23.0 million secured revolving line of credit. As announced yesterday, the company has closed on a senior secured revolving line of credit for up to $60 million. The revolving line of credit replaces the existing line of credit with BB&T and will be used to fund acquisitions and for working capital purposes. The new facility was syndicated by BB&T Capital Markets, with Branch Banking and Trust Company serving as the Administrative Agent. Key Bank National Association, Regions Bank, and Manufacturers and Traders Trust Company will comprise the remainder of the syndicated bank group. The revolving line of credit has a term of 4 years and includes an uncommitted accordion facility, pursuant to which the company may increase the total commitment under the facility up to $75 million.

The company declared a quarterly dividend of $0.17 per share of common stock payable to shareholders of record on the close of business Thursday, June 15, 2006. The dividend will be paid on Tuesday, July 11, 2006.

Portfolio Update

As of March 31, 2006, total assets were $120.0 million, including $106.8 million of net investment in hotel properties; total bank and mortgage debt was $48.6 million, and unit holders’ equity was $21.2 million representing 3,907,607 units outstanding.

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On April 1, 2006, the Jacksonville Riverfront property successfully completed its conversion from a Hilton to a Crowne Plaza with a $3.0 million renovation in progress to be completed by the end of the year. The company expects the rebranding to have positive effects on the hotel’s performance as Crowne Plaza’s parent, the Intercontinental Hotels Group, has given the company an area of franchise protection in the downtown Jacksonville market. Additionally, the strong market in Jacksonville should continue to benefit the company’s brand.

The Williamsburg hotel continues to be marketed for sale by Jones Lang LaSalle.

Outlook and Market Trends

Management is reaffirming its 2006 guidance and expects RevPAR growth will be in the range of 5.0 percent to 8.0 percent, and FFO per share will be in the range of $0.95 - $1.05. Based on the portfolio’s strong performance in the first quarter, management continues to anticipate a solid year operationally for 2006, with modest occupancy and ADR gains and total sales exceeding $67.0 million. These projections are consistent with Smith Travel Research trends forecast for the market segment MDH operates in for 2006.

Reconciliation Table

	Low Range		High Range
	Q-2 2006	Y/E 2006	Q-2 2006	Y/E 2006
Net Operating Income	1,056,640	3,294,785	1,372,947	3,995,108
Depreciation	1,250,799	4,917,960	1,250,799	4,917,960
Minority Interest	594,360	1,853,316	772,283	2,247,248
FFO	2,901,799	10,066,061	3,396,029	11,160,316
FFO per share & unit	0.27	0.95	0.32	1.05
Average shares & units	10,611,607	10,611,607	10,611,607	10,611,607

Earnings Call

The company will conduct its quarterly conference call for investors and other interested parties at 10:00 AM EDT on Wednesday, May 10, 2006. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 888-802-2280 or 913-312-1266. To participate in the webcast, log on to http://www.mhihospitality.com or www.earnings.com 15 minutes before the call to download the necessary software.

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About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale, and upper upscale full service hotels in the mid-Atlantic and southeastern United States. Currently, the company’s portfolio consists of seven properties for a total of 1,673 rooms, all of which operate under the Hilton and Intercontinental Hotels Group brands. In addition to these seven hotels, the company has a leasehold interest in the common area of a resort condominium property, Shell Island Resort, which has approximately 160 condominium suites owned by individual owners. The company is listed on the Russell Microcap™ Index, which is comprised of the smallest 1,000 securities in the small-cap Russell 2000™ Index along with the next 1,000 companies, based on a ranking of all U.S. equities by market capitalization. More information on the company may be found on its website at www.mhihospitality.com.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the company’s current and periodic filings with the Securities and Exchange Commission. The company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

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MHI HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Investment in hotel properties, net	$106,781,152	$105,986,366
Cash and cash equivalents	1,107,241	501,810
Restricted cash	3,745,437	4,330,981
Accounts receivable	2,412,307	2,095,193
Accounts receivable-affiliate	28,786	242,362
Prepaid expenses, inventory and other assets	2,755,719	1,965,834
Shell Island lease purchase, net	2,985,294	3,088,235
Deferred financing costs, net	155,783	175,142

TOTAL ASSETS	$119,971,719	$118,385,923

LIABILITIES
Line of credit	$6,200,000	$3,500,000
Mortgage loans	42,424,888	42,686,943
Accounts payable and accrued expenses	5,388,671	5,106,882
Dividends and distributions payable	1,803,973	1,803,973
Advance deposits	680,973	266,657

TOTAL LIABILITIES	56,498,505	53,364,455

Minority Interest in Operating Partnership	21,224,950	21,805,572

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock , par value $0.01, 1,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock , par value $0.01, 49,000,000 shares authorized, 6,704,000 shares and
6,004,000 shares issued and outstanding at March 31, 2006 and December 31, 2005	67,040	67,040
Additional paid in capital	47,788,847	47,760,347
Accumulated deficit	(5,607,623)	(4,611,491)

TOTAL STOCKHOLDERS’ EQUITY	42,248,264	43,215,896

TOTAL LIABILITIES AND OWNERS’ EQUITY	$119,971,719	$118,385,923

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MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31, 2006	Three months ended March 31, 2005
	(unaudited)	(unaudited)
Revenue
Rooms department	$10,629,151	$7,655,583
Food and beverage department	4,350,571	3,322,736
Other operating departments	875,382	504,528

Total revenue	15,855,104	11,482,847

EXPENSES
Hotel operating expenses
Rooms department	3,007,188	2,273,310
Food and beverage department	3,225,702	2,472,871
Other operating departments	219,653	156,853
Indirect	6,325,926	4,737,910

Total hotel operating expenses	12,778,469	9,940,944

Depreciation and amortization	1,231,337	952,104
Corporate general and administrative	790,446	507,875

Total operating expenses	14,800,252	11,100,923

NET OPERATING INCOME	1,054,852	381,924
Other income (expense)

Interest expense	(974,113)	(495,639)
Interest income	21,947	48,311

Net income (loss) before minority interest in operating partnership and income taxes	102,686	(65,404)

Minority interest in operating partnership	(83,672)	36,941
Income tax benefit	124,534	—

Net income (loss)	$143,548	$(28,463)

Basic net income per share	$0.02	$0.00

Diluted new income per share	$0.02	$0.00

Weighted average number of shares outstanding
Basic	6,704,000	6,618,444
Diluted	6,765,900	6,618,444

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MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (FFO)

(unaudited)

	Three months ended March 31, 2006	Three months ended March 31, 2005
Net income (loss)	$143,548	$(28,463)
Add minority interest	83,672	(36,941)
Add depreciation and amortization	1,231,337	952,104

FFO	$1,458,557	$886,700

Weighted average shares outstanding	6,704,000	6,618,444
Weighted average units outstanding	3,907,607	3,817,036

Weighted average shares and units	10,611,607	10,435,480
FFO per share and unit	$0.14	$0.08

Industry analysts and investors use funds from Operations, FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non- cash items such as real estate asset depreciation and amortization, and after adjustment for any minority interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.